UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No._____)

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☐	Soliciting Material under Sec. 240.14a-12

Cavco Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Phoenix, Arizona 85004
602-256-6263

PRELIMINARY- SUBJECT TO COMPLETION

[ ], 2015

Dear Stockholders:

It is our pleasure to invite you to attend the Cavco Industries, Inc. 2015 Annual Meeting of Stockholders. The meeting will be held on [ ], 2015 at [time] (MST) at Cavco’s offices, 1001 North Central Avenue, Suite 800, Phoenix, Arizona 85004. The attached Notice of Annual Meeting of Stockholders and Proxy Statement provide information concerning the business to be conducted at the meeting and the nominees for election as a director and are first being mailed to stockholders on or about [ ], 2015.
Your vote is important. Whether or not you plan to attend the meeting, please vote your shares using the Internet, by telephone, or by completing, signing, dating, and returning the accompanying proxy in the enclosed envelope. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting if you desire.
Thank you for your support.

Sincerely,

Joseph H. Stegmayer
Chairman of the Board of Directors,
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
of Cavco Industries, Inc.

Date:	[ ], 2015

Time:	[time] (MST)

Place:	Cavco Industries, Inc.’s (“Cavco”) Offices
1001 North Central Avenue
Suite 800
Phoenix, Arizona 85004

Items of Business:	1. To elect two directors comprising a class of directors to serve until the Annual Meeting of Stockholders in 2018, or until their successors have been elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2016;
3.    To approve the Company’s executive compensation on an advisory basis;
4.    To vote upon the amendment of Cavco 's restated certificate of incorporation to increase the authorized shares of common stock of Cavco from 20,000,000 to 40,000,000;
5.    To vote upon an amendment to the Cavco Industries, Inc. 2005 Stock Incentive Plan to increase the number of shares of stock available for issuance under the Plan, to make certain other changes to the Plan and to re-approve the material terms of the Performance Goals under the Plan; and
6.    To transact such other business as may properly come before the meeting or any adjournment thereof.

Annual Report:	The 2015 Annual Report to Stockholders, which includes the Annual Report on
Form 10‑K, is enclosed and may be viewed on Cavco’s website at
http://www.cavco.com/investorrelations/annualmeeting.

Who Can Vote:	You can vote if you were a stockholder of record at the close of business on May 22, 2015.

Date of Mailing:	This Notice and Proxy Statement are first being mailed to stockholders on or about [ ], 2015.

By Order of the Board of Directors,

JAMES P. GLEW
General Counsel and Secretary

To ensure representation of your shares at the annual meeting, you must vote and submit the proxy by telephone, over the Internet or by mail in the manner described in the accompanying proxy. All stockholders are encouraged to review the accompanying proxy statement.

i

Compensation Committee	15
Stockholder Approval of our Compensation Decisions	15
Objectives of Cavco’s Compensation Programs	16
Role of Compensation Consultants	16
Benchmarking	16
Role of Management in Establishing and Awarding Compensation	16
Components of Executive Compensation	17
Base Salary	17
Incentive Compensation	18
Long-Term Compensation	18
Perquisites and Other Compensation	19
Employment, Severance, and Change in Control Agreements	19
Compensation Policies and Practices as they relate to Risk Management	20
Compensation Committee Report	20
Compensation Committee Interlocks and Insider Participation	21
SUMMARY COMPENSATION TABLE	21
GRANTS OF PLAN-BASED AWARDS TABLE	21
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE	22
OPTION EXERCISES	22
PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	23
Recommendation of the Board	23
PROPOSAL NO. 4: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION	23
Reasons for the Amendment	24
Background Information	24
Recommendation of the Board	25
PROPOSAL NO. 5: APPROVAL OF AN AMENDMENT TO THE CAVCO INDUSTRIES, INC. 2005 STOCK INCENTIVE PLAN, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN, TO MAKE CERTAIN OTHER CHANGES TO THE PLAN, AND TO RE-APPROVE THE MATERIAL TEMS OF THE PERFORMANCE GOALS INDER THE PLAN	25
Increase in Shares	26
Other Amendments	26
Re-Approval of Performance Goals	27
Description of the 2005 Stock Plan	28
New Plan Benefits	31
Federal Income Tax Consequences	32
Recommendation of the Board	33
GENERAL	33
Section 16(a) Beneficial Ownership Reporting Compliance	33
Certain Relationships and Related Transactions	33
Transactions with Related Persons	33
Review, Approval or Ratification of Transactions with Related Persons	33

ii

Code of Conduct	33
Form 10-K	34
Stockholder Proposals	34
Cavco Website	34
Incorporation of Certain Documents By Reference	34
Where You Can Find More Information	35
APPENDIX A: AMENDMENT NO. 1 TO THE CAVCO INDUSTRIES, INC. 2005 STOCK INCENTIVE PLAN	36

iii

CAVCO INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
to be held [ ], 2015
INTRODUCTION
The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors (the “Board”) of Cavco Industries, Inc., a Delaware corporation (“Cavco”, the “Company”, “we”, “our” or “us”), for use at the annual meeting of stockholders of Cavco to be held on [ ], 2015, at [time] (MST), and at any adjournment thereof. The mailing address of Cavco’s executive offices is 1001 North Central Avenue, Suite 800, Phoenix, Arizona 85004.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on [ ], 2015:
The notice of meeting, proxy statement, annual report and sample proxy card are available for review at http://www.cavco.com/investorrelations/annualmeeting.
Purposes of the Annual Meeting
At the annual meeting, the Company will ask its stockholders to:

(1)	Elect two directors comprising a class of directors to serve until the Annual Meeting of Stockholders in 2018, or until their successors have been elected and qualified;

(2)	Ratify the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2016;

(3)	Approve the Company’s executive compensation on an advisory basis;

(4)	Amend the restated certificate of incorporation of Cavco to increase the authorized shares of common stock of Cavco from 20,000,000 to 40,000,000;

(5)
Approve an amendment to the Cavco Industries, Inc. 2005 Stock Incentive Plan to increase the number of shares of stock available for issuance under the Plan, make certain other changes to the Plan and re-approve the material terms of the performance goals under the Plan; and

(6)	Transact any other business that may be properly presented at the annual meeting and any adjournment thereof.
Our Board of Directors do not know of any matters that may be acted upon at the annual meeting other than the matters set forth in the following pages.
Our home office telephone number is (602) 256-6263, should you wish to obtain directions to our executive offices in order to attend the annual meeting and vote in person.
This Proxy Statement is first being mailed to stockholders on or about [ ], 2015.

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

ABOUT THE MEETING
Who Can Vote
Record holders of common stock, par value $.01 per share, of Cavco at the close of business on May 22, 2015 may vote at the annual meeting. On that date, the issued and outstanding capital stock of Cavco entitled to vote at the annual meeting consisted of 8,862,062 shares of common stock. Each stockholder will be entitled to one vote per share on the election of directors and each other matter that is described above or that may be properly brought before the meeting. There are no cumulative voting rights.
How You Can Vote
Stockholders can vote their shares of common stock at the annual meeting by voting and submitting the accompanying proxy by telephone, over the Internet, or by completing, signing, dating and returning the proxy in the enclosed envelope.
How Proxies Will be Voted
Shares represented by valid proxies received by telephone, over the Internet or by mail will be voted at the annual meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted: (i) FOR the election of the nominees for director named in the proxy; (ii) FOR the ratification of the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2016; (iii) FOR approval of the advisory vote on the compensation of our named executive officers; (iv) FOR approval of the amendment of Cavco's restated certificate of incorporation to increase the authorized shares of Cavco common stock; and (v) FOR approval of an amendment to the Cavco Industries, Inc. 2005 Stock Incentive Plan to increase the number of shares of stock available for issuance under the Plan, to make certain other changes to the plan and and to re-approve the material terms of the performance goals under the Plan. In the event you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with those instructions.
Our Board does not intend to present, and has no information that others will present, any business at the annual meeting other than as is set forth in the attached notice of the meeting. However, if other matters requiring the vote of stockholders come before the annual meeting, the persons named in the accompanying proxy intend to vote the proxies held by them in accordance with their best judgment in such matters.
How to Revoke Your Proxy
You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the annual meeting and voting in person or by written notice to Cavco addressed to James P. Glew, Secretary, Cavco Industries, Inc., 1001 North Central Avenue, Suite 800, Phoenix, Arizona 85004. No such revocation will be effective, however, unless received by us at or prior to the annual meeting. Attending the meeting without voting in person does not revoke your proxy.
Quorum and Required Vote
The presence at the annual meeting, in person or by proxy, of a majority of the shares of common stock entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. With respect to Proposal No. 1 (Election of Directors), in order to be elected as a director, a nominee must receive the affirmative votes of the holders of a plurality of the shares of common stock present, either in person or by proxy and entitled to vote on the election of directors. The director-nominee receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposal No. 1.

The affirmative vote of a majority of the votes duly cast is required to approve Proposal No. 2 (Ratification of Appointment of Independent Auditors), Proposal No. 3 (Advisory Vote on the Compensation of the Named Executive Officers), Proposal No. 4 (Amendment of Certificate of Incorporation), and Proposal No. 5 (Amendments to Cavco Industries, Inc. 2005 Stock Incentive Plan). Abstention and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2 through 5.
The advisory vote on the compensation of named executive officers is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation philosophy, policies and procedures described in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Please note that your broker is not able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal No. 3. Accordingly, we encourage you to vote your shares before the meeting either by returning your proxy by mail, voting by telephone or voting via the Internet so that your shares will be represented and voted at the meeting if you cannot attend in person.
If sufficient votes for approval of the matters to be considered at the annual meeting have not been received prior to the meeting date, we may postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy being solicited by this proxy statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the annual meeting. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting.
Expenses of Soliciting Proxies
We will bear the cost of soliciting proxies for the annual meeting. Solicitation may be made by mail, personal interview, telephone or other electronic means by our officers and other employees, who will receive no additional compensation therefor.

STOCK OWNERSHIP
Management
The following table sets forth information, as of May 26, 2015 with respect to the beneficial ownership of shares of Cavco common stock by each director, director nominee and executive officer named in the Summary Compensation Table under “Executive Compensation,” individually itemized, and by all directors, director nominees and executive officers of Cavco as a group. The percentages of class amounts set forth in the table below are based on 8,862,062 shares of common stock outstanding on May 26, 2015. Except as otherwise indicated, all shares are owned directly, and the owner has sole voting and investment power with respect thereto.

	Cavco Common Stock (2)
Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class
William C. Boor, Director	30,880	*
Steven G. Bunger, Director	22,500	*
David A. Greenblatt, Director	28,500	*
Jack Hanna, Director	21,000	*
Joseph H. Stegmayer, Chairman of the Board, President and CEO	725,528	8.19%
Daniel L. Urness, CFO, Vice President, and Treasurer	51,530	*
Charles E. Lott, President, Fleetwood Homes, Inc.	10,750	*
All directors, director nominees and executive officers of Cavco as a group	890,688	10.05%

*	Less than 1%.

(1)	The address of listed stockholders is 1001 North Central Avenue, Suite 800, Phoenix, Arizona 85004.

(2)
Shares covered by stock options that are outstanding under Cavco’s stock incentive plans and are exercisable on or within 60 days are included as “beneficially owned” pursuant to the rules and regulations of the SEC. Amounts include the following shares that may be acquired upon exercise of such stock options: Mr. Boor – 28,500 shares; Mr. Bunger – 22,500 shares; Mr. Greenblatt – 28,500 shares; Mr. Hanna – 21,000 shares; Mr. Stegmayer – 161,375 shares; Mr. Urness – 44,350 shares; Charles E. Lott – 7,000 shares; and all directors, director nominees and executive officers of Cavco as a group – 313,225 shares.

Principal Stockholders
The following table sets forth information with respect to the persons, other than Mr. Stegmayer, that have reported beneficial ownership of more than five percent of the outstanding shares of Cavco common stock according to statements on Schedule 13D or 13G as filed by such persons with the SEC on or before May 26, 2015. The percentages of class amounts set forth in the table below are based on 8,862,062 shares of common stock outstanding on May 26, 2015.

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Class
Third Avenue Management, LLC 622 Third Avenue, 32nd Floor New York, NY 10017	1,601,059	(2)	18.07%
Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	921,554	(3)	10.40%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606-5016	853,000	(4)	9.63%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	755,267	(5)	8.52%
T. Rowe Price Associates, Inc. (MD) 100 East Pratt Street Baltimore, MD 21202-1009	746,277	(6)	8.42%
Joseph H. Stegmayer 1001 N. Central Avenue, Suite 800 Phoenix, AZ 85004	725,528	(7)	8.19%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1422	624,662	(8)	7.05%

(1)	The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes (2) – (6) and (8).

(2)
Information regarding Third Avenue Management LLC (“TAM”) is based solely upon a Schedule 13G filed with the SEC on February 12, 2015. Third Avenue reported sole voting and dispositive power over all the shares.

(3)
Information regarding Wells Fargo & Company (“Wells”) is based solely upon a Schedule 13G/A filed with the SEC on January 16, 2015. Wells reported that it possessed shared voting power with respect to 921,530     shares, and shared dispositive power with respect to 921,554 shares.

(4)
Information regarding Columbia Wanger Asset Management, LLC (“Columbia Wanger”) is based solely     upon a Schedule 13G/A filed with the SEC on February 11, 2015. Columbia Wanger reported having sole     voting power with respect to 746,000 shares and sole dispositive power with respect to 853,000 shares.     Columbia Acorn Fund reported having sole voting power of 500,000 shares and sole dispositive power with respect to all shares.

(5)
Information regarding BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G/A filed with the SEC on January 12, 2015. BlackRock reported having sole voting power with respect to 738,132 shares and sole dispositive power with respect to 755,267 shares.

(6)
Information regarding T. Rowe Price Associates, Inc. (“Price Associates”) is based solely upon a Schedule 13G filed with the SEC on February 17, 2015. Price Associates reported having sole voting power with respect to 746,277 shares and sole dispositive power with respect to all shares. Price Associates has informed Cavco that these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 658,707 shares, representing 7.4% of the shares outstanding), for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Information regarding Joseph H. Stegmayer is based upon Cavco’s records as confirmed by Mr. Stegmayer.

(8)
Information regarding GAMCO Investor’s, Inc. (“GAMCO”) is based solely upon a Schedule 13D filed with the SEC on August 12, 2013 by Mario J. Gabelli, and other entities that are directly or indirectly controlled by Mr. Gabelli or for which he acts as chief investment officer. GAMCO reported having sole voting power over 618,862 shares and sole dispositive power over 624,662 shares. Included in the Schedule 13D are shares held by Gabelli Funds, LLC, GAMCO Asset Management, Inc., and Teton Advisers, Inc.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Cavco’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the division of the Board into three classes, with the directors in each class to hold office for staggered terms of three years each. Each class of directors is to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. There are two directors in the class whose term expires at the 2015 annual meeting (Messrs. Bunger and Hanna), one director in the class whose term expires at the 2016 annual meeting (Mr. Greenblatt), and two directors in the class whose terms expire at the 2017 annual meeting (Messrs. Boor and Stegmayer). Each director holds office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
Steven G. Bunger and Jack Hanna, members of the Board whose terms expires at the annual meeting, will stand for re-election at the annual meeting. Messrs. Bunger and Hanna have been nominated for service as directors by our independent directors and the full Board pursuant to the procedures described under “Director Nominating Process” below. Unless contrary instructions are indicated on the proxy, it is intended that the shares represented by the accompanying proxy will be voted for the election of these nominees or, if the nominees become unavailable (which we do not anticipate), for such substitute nominees as the Board shall designate. A plurality of votes cast at the annual meeting, in person or by proxy, is required to elect a Board nominee. The nominees and the continuing directors furnished to Cavco the biographical information appearing below.
Recommendation of the Board
The Board recommends that the stockholders vote “FOR” the election of Mr. Bunger and Mr. Hanna.
Our Board has determined that all the members of the Board, other than Joseph H. Stegmayer, who is an employee of Cavco, are “independent” in accordance with (1) the applicable requirements of the Exchange Act, and the rules adopted by the SEC thereunder and (2) the applicable Nasdaq Rules, including Rule 5605(a)(2).

Nominees for Director Standing for Election
Steven G. Bunger, 54, is a member of our Audit Committee and has been a member of our Board since April 2004. Mr. Bunger is Chief Executive Officer and President of ProBox Portable Storage, Inc., a Phoenix, Arizona based provider of portable storage solutions. From 2001 until December 31, 2012, he served as Chairman of the Board of Mobile Mini, Inc. (“Mobil Mini”), the nation’s largest publicly-owned provider of portable storage containers and mobile offices. He was also the President and Chief Executive Officer of Mobile Mini, having served in those capacities from 1997 to 2012. Mr. Bunger joined Mobile Mini in 1983 and held numerous positions with the company, including Vice President of Operations and Marketing and Executive Vice President and Chief Operating Officer.
Mr. Bunger brings to our Board a breadth of operational, managerial, and marketing experience from running the world's leading provider of portable storage solutions. Additionally, Mr. Bunger has extensive acquisition experience which he lends in assisting Cavco’s management and Board in evaluating growth opportunities.
Jack Hanna, 68, is a member of our Compensation Committee and has been a member of our Board since 2003. Since 2007, Mr. Hanna has hosted Jack Hanna’s Into the Wild, a nationally syndicated television program. Since 2011, Mr. Hanna has hosted Jack Hanna’s Wild Countdown which airs on ABC nationally. From 1993 through 2006, Mr. Hanna hosted Jack Hanna’s Animal Adventures, a nationally syndicated television program. Mr. Hanna spends the majority of each year filming and lecturing around the world. Since 1992, Mr. Hanna has served as Director Emeritus of the Columbus Zoo and Aquarium in Columbus, Ohio.
As evidenced by his long tenure with the Columbus Zoo and Aquarium, Mr. Hanna has extensive management and leadership experience. With his keen understanding of human resource, marketing, operations and facilities management matters, Mr. Hanna led the transformation of the Columbus Zoo and Aquarium from a modest operation into one of the largest and most highly respected and attended zoological facilities in the United States. These attributes make Mr. Hanna a valuable member of our Board.
Continuing Directors
Term Expiring in 2016
David A. Greenblatt, 53, is Chairperson of our Compensation Committee, a member of the Audit Committee and has been a member of our Board since October 2008. From 2005 to 2012, Mr. Greenblatt was Senior Vice President and Deputy General Counsel for Eagle Materials, Inc. (“Eagle Materials”), a NYSE-listed company specializing in the construction products and building materials business and headquartered in Dallas, Texas. From 2000 to 2002 he was Senior Vice President – Mergers & Acquisitions for Eagle Materials. He has also worked in various roles for Centex Corporation (“Centex”), including Vice President and General Counsel of its Investment Real Estate Group, Vice President and Assistant General Counsel of Centex and General Counsel of Cavco. Prior to joining Centex, Mr. Greenblatt was an associate for over 5 years in the corporate and securities group of Hughes & Luce (now K&L Gates, LLP) in Dallas.
Term Expiring in 2017
Joseph H. Stegmayer, 64, serves as our Chairman of the Board, President and Chief Executive Officer and as a director and officer of Fleetwood Homes and Palm Harbor Homes and a director of Palm Harbor Villages, Inc. (“Palm Harbor Villages”). He has served as a director of Palm Harbor Villages since March 2011, as a director and officer of Palm Harbor Homes since November 2010, as a director and officer of Fleetwood Homes since July 2009, and as President and Chief Executive Officer and as a member of the Board of Cavco and its predecessor since March 2001. Mr. Stegmayer also served as President of Centex’s manufactured housing holding company, Centex Manufactured Housing Group, LLC, from September 2000 until Cavco’s spin-off from Centex in June 2003. Prior to joining Cavco, Mr. Stegmayer served as Executive Vice President of Champion Enterprises, Inc., a company that built and sold manufactured homes and as President, Vice Chairman and Chairman of the Executive Committee of Clayton Homes, Inc., a company that builds, sells, finances and insures manufactured homes.

As Chairman of the Board, President and CEO of Cavco, with in excess of twenty-five years of experience in the manufactured housing industry, Mr. Stegmayer has an in depth understanding of the factors affecting Cavco’s business. Mr. Stegmayer is widely recognized as a manufactured housing industry expert and has extensive experience managing public companies.
William C. Boor, 49 is a member of our Audit Committee and has been a member of our Board since July, 2008. From 2007 to 2014 Mr. Boor served in various executive positions with Cliffs Natural Resources, Inc. (“Cliffs”), most recently serving as Executive Vice President - Corporate Development and Chief Strategy/Risk Officer and President-Ferroalloys. Mr. Boor joined Cliffs after having served as Executive Vice President, Strategy and Development, at American Gypsum Company, a subsidiary of Eagle Materials Inc. from 2005 to 2007. From 2002 to 2005, Mr. Boor served as Senior Vice President - Corporate Development and Investor Relations of Eagle Materials. He also has held leadership roles at Centex, Weyerhaeuser Co., and Procter & Gamble Co.
Mr. Boor earned a Master of Business Administration from Harvard Business School and holds the Chartered Financial Analyst designation. Mr. Boor brings to our Board diverse experience in manufacturing management, process engineering, financial management, investor relations and marketing.
Director Compensation
Only non-employee directors are compensated for service as a director. Upon commencement of service, non-employee directors receive a one-time grant of an option to purchase 10,000 shares of Cavco common stock. Effective March 29, 2015, non-employee directors receive annual compensation in the form of a $40,000 retainer fee, a grant of an option to purchase 4,000 shares of Cavco common stock on the anniversary of the director’s election to the Board, and an additional $2,500 for each Board meeting attended in person and $1,500 for each meeting attended by telephone. Members of Board committees also receive a fee of $1,500 for each committee meeting attended. The chairperson of the Audit Committee receives an additional $10,000 per year for such service and the chairperson of the Compensation Committee receives an additional $4,000 per year for such service. All Board members are reimbursed for reasonable expenses of attending Board and committee meetings.
All options awarded to non-employee directors have a seven-year term and a per share exercise price equal to the fair market value of a share of common stock of Cavco on the date of grant. All options awarded prior to April 1, 2010, become exercisable at the rate of 25% on the date of grant and an additional 25% on the following three anniversaries of the date of grant. Options awarded on or after April 1, 2010, become exercisable at the rate of 50% on the date of grant and 50% on the first anniversary of the date of grant. All rights to exercise the options terminate within four months of the date that the non-employee director ceases to be a director of Cavco for any reason other than death or disability; in the case of a director’s death, the options terminate fifteen months thereafter and in the case of disability and resulting termination of the directorship, then the options terminate six months after such date of termination. However, if the non-employee director held the position for at least ten years, the options will vest on the date that the non-employee director ceases to be a director and all rights to exercise the options will terminate three years thereafter, but in no event may the options be exercised later than seven years from the date of grant.

DIRECTOR COMPENSATION TABLE
The following table provides information regarding compensation paid to each non-employee director during the year ended March 28, 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
William C. Boor	56,000	112,040	168,040
Steven G. Bunger	46,000	104,480	150,480
David A. Greenblatt	51,000	93,000	144,000
Jack Hanna	43,000	166,680	209,680

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”). We describe the assumptions made in these valuations in Note 15 to the Consolidated Financial Statements included in Cavco’s Annual Report on Form 10-K for fiscal year ended March 28, 2015 (the “2015 Form 10-K”).

Board and Committee Meetings
During Cavco’s fiscal year ended March 28, 2015, the Board of Directors held seven meetings, the Audit Committee met five times and the Compensation Committee met three times. Each director attended all Board and committee meetings of which they were a member.
All Board members are expected to attend our annual meeting of stockholders, unless an emergency or unavoidable conflict prevents them from doing so. All directors attended our 2014 annual meeting, which was held on July 22, 2014.
Director Nominating Process
Selection by Independent Directors.
The Board has not established a director nominating committee. Instead, our Board has determined that the independent directors, as a group, should fulfill this responsibility. The Board has adopted resolutions, as required by the Nasdaq Rules, providing for the nomination of directors by the independent directors of the Board, which the Board believes promotes flexibility and ensures that each of our independent directors has a meaningful role in the selection of our director nominees. Generally, director nominees are identified and screened by all independent directors. For any nominee to be placed on Cavco’s ballot for voting by Cavco’s stockholders at any meeting of stockholders of Cavco, such nominee must first be approved by a majority of the independent directors of Cavco, and by a majority of the entire Board. The Board may form a nominating committee in the future at such time as the Board determines that a committee structure is necessary or useful in the director nominating process.
Director Qualifications. The independent directors evaluate potential director nominees according to the following criteria:

•
decisions for nominating candidates are based on the business and corporate governance needs of Cavco and if the need for a director exists, then candidates are evaluated on the basis of merit, qualifications, performance and competency;

•
the independent directors consider the composition of the entire Board when evaluating individual directors, including the diversity of experience and background represented by the Board; the need for financial, business, academic, public or other expertise on the Board and its committees; and the desire for directors working cooperatively to represent the best interests of Cavco, its stockholders and employees, and not any particular constituency;

•	a majority of our Board must be comprised of “independent” directors in accordance with applicable Nasdaq Rules;

•
we seek directors with the highest personal and professional character and integrity who have outstanding records of accomplishment in diverse fields of endeavor and who have obtained leadership positions in their chosen business or profession;

•	candidates must be willing and able to devote the necessary time to discharge their duties as a director, and should have the desire to represent and evaluate the interests of Cavco as a whole;

•	candidates must be free of conflicts of interest that would interfere with their ability to discharge their duties as a director or that would violate any applicable law or regulation; and

•	candidates must also meet any other criteria as determined by the independent directors, which may differ from time to time.
Diversity. Cavco does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee Cavco's businesses.
Proposals by Stockholders. Our bylaws specify the manner in which stockholders may:

•	make nominations for the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before a meeting of stockholders.
Under our bylaws, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with, among other specified information, the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder;

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements or understandings with such persons; and

•	the number of shares beneficially owned by each person with whom the stockholder is acting in concert.
To be timely, a stockholder must deliver notice:

•	in connection with an annual meeting of stockholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year’s annual meeting of stockholders was held;

•	in connection with a special meeting of stockholders to elect directors, not less than 40 nor more than 60 days prior to the date of the special meeting; or

•	in connection with a special meeting of stockholders for purposes other than the election of directors, not less than 10 nor more than 60 days prior to the date of the special meeting.

In order to submit a nomination for our Board, a stockholder must also submit information with respect to the nominee that would be required to be included in a proxy statement, as well as other specified information. If a stockholder fails to follow the required procedures, the stockholder’s nominee or proposal will be ineligible for election or other action and will not be voted on by our stockholders.
Other Board Matters
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Cavco to make that determination based on the position and direction of Cavco and the membership of the Board. The Board has determined that having Cavco's Chief Executive Officer serve as Chairman is in the best interest of Cavco’s stockholders at this time. This structure makes the best use of the Chief Executive Officer's extensive knowledge of Cavco and its industry, as well as fostering greater communication between Cavco's management and the Board. Cavco does not have a lead independent director.
The Board’s Role in Risk Oversight
Management of risk is the responsibility of Cavco’s executive officers and senior management team. The Board has oversight responsibility and has designated the Audit Committee to oversee Cavco’s processes to manage business and financial risk and compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee reports to the Board regarding the adequacy of Cavco's risk management processes. To assist the Audit Committee in overseeing risk management, Cavco’s Director of Internal Audit is directly accessible by the Audit Committee and reports to the Audit Committee upon request. Additionally, the Board encourages management to promote a corporate culture that incorporates risk management into Cavco's corporate strategy and day-to-day business operations. The Board regularly works, with the input of Cavco's executive officers, to assess and analyze the most likely areas of future risk for Cavco.
Communicating With Our Board
You can communicate with any member of our Board by sending the communication to Cavco Industries, Inc., 1001 North Central Avenue, Suite 800, Phoenix, Arizona 85004, to the attention of the director or directors of your choice. We relay these communications addressed in this manner as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to the chairperson of our Audit Committee for review and further handling.
Audit Committee
Our Audit Committee is composed of three directors, Messrs. Boor, Bunger, and Greenblatt, who satisfy the independence requirements set forth in (1) Section 10A(m) of the Exchange Act and the rules adopted by the SEC thereunder and (2) applicable Nasdaq Rules. The Audit Committee functions under a charter, which was initially adopted by our Board on September 22, 2003, and was most recently amended on October 2, 2014. The Audit Committee Charter is posted on our website at www.cavco.com.
The Board has determined that William C. Boor, the Chairperson of the Audit Committee, meets the definition of “Audit Committee financial expert,” as such term is defined under SEC rules. Mr. Boor’s qualifications are described in his biography on page 8.
The Audit Committee Charter provides that the Audit Committee shall perform the following key tasks:

•	select, appoint, evaluate, retain, terminate and replace Cavco’s independent auditors (subject, if the Audit Committee so determines, to stockholder ratification);

•
obtain and review, at least annually, a report by Cavco’s independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues;

•
receive the applicable written independence disclosures required by the Public Company Accounting Oversight Board, including those disclosures required by Ethics and Independence Rule 3526 (the “Independence Report”);

•
actively engage in a dialogue with the independent auditors with respect to any relationships or services disclosed in the Independence Report or otherwise known to the Audit Committee that may impact the objectivity or independence of the auditor, and recommend that the Board take appropriate action in response to such information to satisfy itself of the auditor’s independence;

•	review any report made by Cavco’s independent auditors pursuant to Section 10A(k) of the Exchange Act;

•	confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC;

•	review with the independent auditors any audit problems or difficulties and management’s response; and

•
preapprove all auditing services, audit engagement fees and terms and permitted non-audit services provided to Cavco by its independent auditors (subject to the de minimis exceptions for certain non-audit services set forth in Section 10A(i)(1)(B) of the Exchange Act), provided that the Audit Committee may delegate to one or more subcommittees the authority to grant approvals of audit and permitted non-audit services; and

•
have presented to the full committee any decisions pertaining to the independent auditors of any subcommittee to whom preapproval authority is delegated as soon as practicable and no later than the Committee’s next scheduled meeting.

The Audit Committee also reviews Cavco’s corporate compliance program. The Audit Committee meets separately with the independent auditors, outside the presence of Cavco’s management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

AUDIT FEES
The Audit Committee has adopted policies and procedures pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Services that do not come under this authority must be pre-approved separately by the Audit Committee. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules and, if permissible, the potential effect of such services on the independence of Ernst & Young LLP.
The aggregate fees billed for professional services by Ernst & Young LLP in the last two fiscal years are reported in the following table.

	Fiscal 2015	Fiscal 2014
Audit Fees	$1,422,762	$1,196,973
Audit-Related Fees	11,965	12,500
Tax Fees	262,997	347,442
All Other Fees	1,995	1,940
Total	$1,699,719	$1,558,855
As used in the foregoing table:

•
“Audit Fees” are the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of Consolidated Financial Statements included in Cavco’s Form 10-K, internal controls, and review of Consolidated Financial Statements included in Cavco’s Form 10‑Q quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements;

•
“Audit-Related Fees” are the aggregate fees billed for each of the last two fiscal years for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Consolidated Financial Statements, including accounting consultations, due diligence related to business combinations, internal control reviews, and attest services that are not required by statute or regulation;

•	“Tax Fees” are the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning; and

•
“All Other Fees” includes the aggregate fees billed for each of the last two fiscal years for products and services provided by the principal accountant for permitted corporate finance assistance and permitted advisory services.

The Audit Committee Charter requires the Committee to pre-approve all auditing services, audit engagement fees and terms and permitted non-audit services provided to the Company by its independent auditors (subject to the de minimis exceptions for certain non-audit services set forth in Section 10A(i)(1)(B) of the Exchange Act). The Audit Committee approved all audit and non-audit services provided by Ernst & Young LLP during the 2015 and 2014 fiscal years pursuant to its Charter.

Report of the Audit Committee
In accordance with its written charter, the primary function of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of Cavco Industries Inc.’s (“Cavco”) accounting, auditing, and financial reporting practices and processes; (ii) the financial information to be provided to the stockholders of Cavco; (iii) the systems of disclosure controls and procedures and internal control over financial reporting established by management, the Committee and the Board; (iv) compliance with Cavco’s Code of Conduct; (v) the independent auditors’ qualifications and independence; (vi) the performance of Cavco’s independent auditors; and (vii) the internal audit process.
Management is responsible for Cavco’s financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent accountants are responsible for auditing and rendering an opinion on Cavco’s consolidated financial statements, as well as auditing certain aspects of Cavco’s internal controls. The Audit Committee’s responsibility is to monitor these processes.
In discharging its duties, the Audit Committee has: (i) reviewed and discussed Cavco’s audited Consolidated Financial Statements as of and for the year ended March 28, 2015 with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Cavco’s periodic filings with the SEC. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Consolidated Financial Statements referred to above be included in Cavco’s Annual Report on Form 10‑K for the year ended March 28, 2015.
Audit Committee of the Board of Directors
William C. Boor, Chairperson
Steven G. Bunger
David A. Greenblatt

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
Ernst & Young LLP acted as Cavco’s independent registered public accounting firm to audit its books and records for fiscal year 2015, and the Audit Committee has appointed Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2016, subject to ratification by Cavco stockholders.
If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Cavco and our stockholders.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from Cavco stockholders.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2016.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For fiscal year 2015, our named executive officers were Joseph H. Stegmayer, our Chairman, President and Chief Executive Officer; Daniel L. Urness, our Executive Vice President, Treasurer and Chief Financial Officer; and Charles E. Lott, President of Fleetwood Homes.
Overview
Our executive compensation program for our named executive officers is relatively uncomplicated, consisting of cash compensation comprised of base salary and either a cash bonus or non-equity incentive compensation, as well as awards of options to purchase shares of our common stock or grants of restricted stock. Generally, we do not offer perquisites to our named executive officers. We do not have a defined benefit pension plan or any other similar retirement plan; however, our named executive officers are permitted to participate in Cavco’s 401(k) plan and other health and welfare programs that are generally available to all other full-time employees.
Compensation Committee
Our Compensation Committee of our Board (“Compensation Committee”) reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers and oversees matters relating to our employee compensation and benefit programs. The Compensation Committee is comprised of David A. Greenblatt, its Chairperson, William C. Boor, and Jack Hanna. To the extent permitted by the Nasdaq Rules and applicable legal requirements, the Committee may delegate specified duties and responsibilities to a subcommittee created by a vote of a majority of the members of the Committee. Each subcommittee shall have one or more members designated by the Committee, and shall be governed by such procedures as the Committee shall determine from time to time.
No member of the Compensation Committee is an employee of Cavco. The Compensation Committee operates pursuant to a written charter that sets forth its functions and responsibilities. The Compensation Committee Charter is posted on our website at www.cavco.com.
The Compensation Committee is charged with assisting the Board in:

•
assessing whether the various compensation programs of Cavco are designed to attract, motivate, and retain the senior management necessary for Cavco to deliver consistently superior results and are performance based, market driven, and stockholder aligned;

•
its oversight of specific incentive compensation plans adopted by Cavco, with the approval of the Compensation Committee, including stock plans and short term and long term incentive compensation plans for members of senior management of Cavco;

•	its approval, review and oversight of benefit plans of Cavco; and

•	its oversight of the performance and compensation of the Chief Executive Officer of Cavco and the other members of the senior management of Cavco.
Stockholder Approval of our Compensation Decisions
At the 2014 Annual Meeting of Stockholders, Cavco’s stockholders approved the advisory (non-binding) vote on executive compensation with approximately 99.76% of the votes cast in favor of the proposal regarding the Company’s executive compensation program. The Compensation Committee considers this vote a validation of its approach to executive compensation and generally has continued its compensation processes and philosophy in making 2015 executive compensation decisions, with the exception of Mr. Stegmayer’s compensation whose compensation is set pursuant to his Amended and Restated Employment Agreement.

Objectives of Cavco’s Compensation Programs
Cavco’s executive compensation program is structured to achieve the following objectives:

•	to attract, retain and motivate highly qualified, energetic and talented executives necessary for Cavco to deliver consistently superior results;

•
to create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial measures that have a direct effect on stockholder values; and

•	to create substantial long-term compensation opportunities for individual executive officers based not only on long-term corporate performance but also on sustained long-term individual performance.
Role of Compensation Consultants
The Compensation Committee has authority to retain compensation consultants in determining or recommending executive or director compensation pursuant to its written charter (including the sole authority to approve such consultant’s fees and other retention terms). The Compensation Committee did not engage a compensation consultant during fiscal year 2015.
Benchmarking
Market pay levels are one of many elements used by Cavco to maintain competitive pay opportunities for our named executive officers. For fiscal year 2015, we considered our compensation peer group for benchmarking the named executive officer’s compensation to include the following industry participants: Skyline Corporation and Nobility Homes. Because manufactured housing peer group compensation data is somewhat limited, we also considered the following Arizona-based companies with whom we may compete with for executives and which were selected because, during our last fiscal year, each was publicly traded and roughly similar in size to Cavco in terms of annual revenue: AV Homes; Inventure Foods, Inc.; Knight Transportation, Inc.; Lifelock, Inc.; Limelight Networks, Inc.; Meritage Homes Corp.; Mobile Mini, Inc.; Taser International; and Universal Technical Institute, Inc.
In connection with its compensation decisions for fiscal year 2015, peer group compensation information was used as guidance to ascertain whether our named executive officers’ base salaries and incentive compensation programs are generally aligned with those positions in the peer group. While the Compensation Committee does review peer group compensation information, it is not the sole factor it considers in setting executive compensation. The Compensation Committee also takes into account other factors, including the responsibilities of the executive’s position, an executive’s compensation history, experience, performance, tenure, and Cavco’s performance. The Compensation Committee did not set compensation programs to be a specified percentage above or below, or equal to, the comparable compensation for the peer group. Mr. Stegmayer’s compensation is set by his Amended and Restated Employment Agreement. In setting compensation for Messrs. Lott and Urness, the Compensation Committee considered the input of the Chief Executive Officer, the historical compensation paid to such executive officers (and in the case of Mr. Lott historical compensation paid both while employed by the Company and by his predecessor company), and certain historical compensation paid to operating executives of peer companies.
Role of Management in Establishing and Awarding Compensation
The Compensation Committee annually reviews and approves the base salary levels and incentive opportunity levels for Cavco’s named executive officers. Our Chief Executive Officer, with the assistance of our Human Resources Department and General Counsel, regularly provides information and recommendations to the Compensation Committee on the performance of the Chief Financial Officer, appropriate levels and components of compensation, including equity grants, as well as such other information as the Compensation Committee may request.

Following the conclusion of a fiscal year, the Compensation Committee makes compensation awards for the named executive officers, including awards under short-term and long-term incentive compensation plans. To assist the Compensation Committee with its review, management provides the Compensation Committee with peer group performance results and compensation data and other information as requested by the Compensation Committee.
Components of Executive Compensation
In structuring the specific components of executive compensation, Cavco is guided by the following principles:

•	compensation programs should be performance based, market driven and stockholder aligned;

•
annual compensation should be set within reasonable ranges of the annual compensation for similar positions with similarly-sized and similar types of companies that engage in one or more of the principal businesses in which Cavco engages;

•	a compensation program must have elements that are not solely performance based in order to be competitive in attracting and retaining talented executives;

•	bonus payments should vary with the individual’s performance and Cavco’s financial performance;

•
a significant portion of compensation should be in the form of long-term, equity-linked incentive compensation that aligns the interests of executives with those of the stockholders and that creates rewards for long-term sustained company performance and the achievement of Cavco’s strategic objectives; and

•	compensation programs should not encourage executives to take unnecessary risks.
The Compensation Committee attempts to structure its compensation programs to the named executive officers as performance-based compensation that is tax deductible. However, the Compensation Committee may award compensation that is or could become non-deductible when such awards are in the best interest of Cavco, balancing tax efficiency with long-term strategic objectives.
Base Salary
The Compensation Committee is responsible for recommending to the Board the base salary levels for the named executive officers. In developing salary amounts, the Compensation Committee conducts a general review of salaries for similar positions in our peer group. In setting base salary levels, the Compensation Committee also considers an executive’s compensation history, experience, performance, tenure, and potential for significant contributions to Cavco’s profitability.
The minimum base salary level payable to Mr. Stegmayer pursuant to his Amended and Restated Employment Agreement reached $500,000 in fiscal year 2014. Notwithstanding the foregoing, the Compensation Committee may review the base salary levels at any time and, in its sole discretion, may adjust Mr. Stegmayer’s then current base salary; provided, however, that the Compensation Committee may not decrease Mr. Stegmayer’s then current base salary without his prior written consent. If the term of the Amended and Restated Employment Agreement is extended, then the annual base salary of Mr. Stegmayer will be determined by the Compensation Committee in its reasonable business judgment provided that in no event may the Compensation Committee decrease the annual base salary of Mr. Stegmayer below that of any previous fiscal year during such renewal period. Mr. Stegmayer’s base salary for fiscal year ended March 28, 2015 was $500,000.
Messrs. Lott and Urness, who do not have employment agreements, were paid base salaries of $220,000 and $235,000, respectively, for fiscal year ended March 28, 2015. These officer's base salaries were established by the Compensation Committee based upon their consideration of, among other things, their past base salaries, peer group analysis, and the recommendations of the CEO. See the Summary Compensation Table on page 22.

Incentive Compensation
Incentive compensation for Mr. Stegmayer is based solely upon Cavco’s pre-tax income. Under the terms of Mr. Stegmayer’s amended and restated employment agreement, Mr. Stegmayer was paid non-equity incentive compensation in an amount equal to (i) 5% of the first $4 million of pre-tax income of the Company for the fiscal year, plus (ii) 6% of the next $16 million of pre-tax income of the Company for the fiscal year, plus (iii) 3% of pre-tax income of the Company for the fiscal year above $20 million, provided that the cash award on pre-tax income of any material assets or businesses acquired after June 30, 2011 shall be determined by the Compensation Committee in its sole judgment, in good faith, in consultation with Mr. Stegmayer. Based solely on this formula, for the fiscal year ended March 28, 2015, Mr. Stegmayer received non-equity incentive compensation in the amount of $1,679,845. See the Summary Compensation Table on page 22.
Under Mr. Urness’s plan he is eligible to receive incentive compensation based upon the Company’s pre-tax income for the fiscal year ending March 28, 2015. Under the terms of his plan, Mr. Urness is eligible to receive incentive compensation equal to (i) 0.8% of the first $23 million in pre-tax income of the Company, (ii) 0.5% of pre-tax income of the Company greater than $23 million and up to $30 million; and (iii) 0.3% of pre-tax income greater than $30 million. Based solely on this formula, for fiscal year ended March 28, 2015, Mr. Urness received non-equity incentive compensation in the amount of $248,313. See the Summary Compensation Table on page 22.
Under Mr. Lott’s incentive plan, he is eligible to receive quarterly incentive payments equal to 3.72% of the aggregate pre-tax income of the Company’s seven manufactured housing factories for which he has oversight responsibility. Based solely on this formula, for fiscal year ended March 28, 2015, Mr. Lott received non-equity incentive compensation in the amount of $436,604. See the Summary Compensation Table on page 22.
Long-Term Compensation
The existing stock incentive program of Cavco, which is subject to annual review and may be revised or superseded in the future, is designed to provide incentive to the participants under such program, which include the named executive officers, to focus on maximizing Cavco’s return to stockholders and to plan and prepare properly for Cavco’s future. Stock options or grants of restricted stock may be granted at the fair market value on the date of the grant under the Cavco Industries, Inc. 2005 Stock Incentive Plan, as amended.
Pursuant to his Amended and Restated Employment Agreement, in Fiscal Year 2015 Mr. Stegmayer earned supplemental long-term cash incentive payments consisting of (i) a special performance bonus, in the amount of $1 million, based upon the attainment of certain 4-year compound annual growth rate (“CAGR”) performance targets, which was paid on February 13, 2015; and (ii) a cash award of $3 million, which was conditioned upon Mr. Stegmayer’s employment by the Company on December 31, 2014. The $3 million cash award is payable in six annual installments of $500,000 (plus interest thereon as provided in the agreement) of which the first installment was made on January 16, 2015.
On July 22, 2014, consistent with the terms of Mr. Stegmayer’s Amended and Restated Employment Agreement, Cavco granted to Mr. Stegmayer a non-qualified option to purchase 16,900 shares of common stock, which has a Black-Scholes value of 100% of Mr. Stegmayer’s base salary for fiscal year 2015, subject to minor rounding as provided in the Amended and Restated Employment Agreement. The grant to Mr. Stegmayer is subject to a four year pro-rata vesting schedule commencing on the first anniversary of the grant date. In determining the vesting of the awards made, the Compensation Committee followed the Company’s legal obligations set forth in Mr. Stegmayer’s Amended and Restated Employment Agreement.
On July 22, 2014, consistent with Cavco’s objective of creating incentives for its executive officers to increase stockholder returns by establishing a direct and substantial link to executive compensation, Cavco granted non-qualified options to purchase 3,000 shares of common stock to Mr. Lott and 4,000 shares of common stock to Mr. Urness. The grant to Mr. Urness represents a Black-Scholes value of 50% of Mr. Urness’ base salary for fiscal year 2015. These grants are subject to a four year pro-rata vesting schedule commencing on the first anniversary of the grant date, which is consistent with the Company’s past practice and typical vesting schedule.

Perquisites and Other Compensation
Cavco does not offer perquisites to its named executive officers. The named executive officers may participate in Cavco’s 401(k) plan and other health and welfare programs that are available to all other full-time employees.
Employment, Severance, and Change in Control Agreements
Mr. Stegmayer’s Amended and Restated Employment Agreement (the “Agreement”) is currently in its first extended term and will automatically extend for successive one-year periods unless the Board or Mr. Stegmayer elects not to renew the term by notice to the other at least 90 days prior to the end of the then current term. The Agreement provides for (a) a minimum base annual salary of $500,000, subject to periodic review and adjustment by the Compensation Committee, but in no event can the base salary be reduced without Mr. Stegmayer’s consent; (b) non-equity incentive compensation in an amount equal to (i) 5% of the first $4 million of pre-tax income of the Company for the fiscal year, plus (ii) 6% of the next $16 million of pretax income of the Company for the fiscal year, plus (iii) 3% of pretax income of the Company for the fiscal year above $20 million, provided that the cash award on pretax earnings of any material assets or businesses acquired after June 30, 2011 shall be determined by the Compensation Committee in its sole judgment, in good faith, in consultation with Mr. Stegmayer; and (d) an annual grant of options to acquire shares of the Common Stock of the Company, the value of which shall equal 100% of Mr. Stegmayer’s then base salary using the Black-Scholes option value model (vesting criteria and vesting timing shall be at the sole discretion of the Compensation Committee).
The Agreement includes a supplemental long-term cash incentive which was achieved by Mr. Stegmayer on December 31, 2014. This long-term incentive consisted of (i) a special performance bonus, in the amount of up to $1 million, which was conditioned upon the attainment of the following 4-year CAGR performance targets, using the Company’s pre-tax earnings for the four fiscal quarters ended on December 31, 2010 as a base year (i.e., calendar year 2010) compared to the four fiscal quarters ending December 31, 2014 (i.e., calendar year 2014): below 30%, vesting is 0%; 30%, vesting is 50%; 40%, vesting is 80%; and 50% and greater, vesting is 100% (computed on a pro-rata basis); and (ii) a cash award of $3 million, which was conditioned upon Mr. Stegmayer’s employment by the Company on December 31, 2014, subject to the exceptions discussed below.
The special performance bonus in the amount of $1 million was paid on February 13, 2015. The cash award of $3 million is payable in $500,000 increments (together with simple interest at 5% per annum on the unpaid balance) between January 1 and January 30 in each of the years 2015 through 2020. The first installment was paid on January 16, 2015. There are no further supplemental long-term cash incentive amounts available to Mr. Stegmayer under the Agreement.
The Agreement includes provisions for certain payments to be made upon his termination or resignation. If Cavco terminates Mr. Stegmayer’s employment and such termination constitutes a Termination for Cause (as defined in the employment agreement), or if Mr. Stegmayer voluntarily resigns prior to the occurrence of a Change in Control (as defined in the employment agreement) of Cavco and such resignation does not constitute a Termination for Good Reason (as defined in the employment agreement), then Mr. Stegmayer is entitled to receive only his then current base salary on a pro rata basis to the date of such termination or resignation. If prior to the occurrence of a Change of Control, Mr. Stegmayer dies or becomes Disabled (as defined in the employment agreement), or if Cavco terminates his employment and such termination constitutes a Termination Without Cause or Mr. Stegmayer terminates his employment and such termination constitutes a Termination for Good Reason, then Mr. Stegmayer shall be entitled to the following: (a) continued payment of his then current base salary for each fiscal year under the remaining term of the employment agreement plus one year following the expiration of the term; (b) a single lump sum cash payment in an amount equal to two times his Average Annual Bonus (as defined in the employment agreement) for the preceding two fiscal years; and (c) continued health insurance benefits for a period of 18 months. If within two years after the occurrence of a Change in Control of Cavco: (a) Cavco terminates Mr. Stegmayer’s employment and such termination constitutes a Termination Without Cause; or (b) Mr. Stegmayer voluntarily resigns his employment for any reason, then in each case Cavco must pay to Mr. Stegmayer a lump sum termination payment equal to two times the sum of his then current base salary and Average Bonus.
The Agreement also provides that Mr. Stegmayer will not disclose any confidential information of the Company during or after the term of the agreement.

During his employment with the Company and for a period of two years following his resignation or termination (and in no event for a period of less than four years from the effective date of the employment agreement), Mr. Stegmayer is precluded from engaging in any business or associating with any entity that is actively engaged in any competitive business with the Company or any of its affiliates, in any geographic area in which the Company conducts business or sells products.
The table below reflects the amount of compensation that would have been payable to Mr. Stegmayer in the event of termination of his employment, as provided in the Agreement. The amounts shown assume that termination was effective as of March 28, 2015, and are estimates of the amounts that would have been paid to Mr. Stegmayer upon his termination. The actual amounts that would be payable can be determined only at the time of termination. We have not included below any accrued but unpaid salary or payment of accrued and vested benefits and unused vacation time, as those amounts would be paid in the event of termination of employment for any reason. Equity awards that are not subject to acceleration and the value of health benefits, which is nominal, are not included below.

Executive Benefits and Payments Upon Termination	Termination for Cause or Voluntary Resignation prior to Change in Control	Termination without Cause prior to a Change in Control; or Resignation by Executive for Good Reason; or if Executive Dies or Becomes Disabled	Termination without Cause or Voluntary Resignation within Two Years after a Change in Control
Base Salary	$19,230	$1,059,230	$1,519,230
Bonus	—	$2,353,049	$2,353,049
Total:	$19,230	$3,412,279	$3,872,279
We do not have written or oral employment, severance or change in control agreements with Messrs. Urness and Lott.
Compensation Policies and Practices as they relate to Risk Management
The Compensation Committee believes that our compensation policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.
The Compensation Committee has reviewed Cavco’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices are not reasonably likely to have a material adverse effect on Cavco.
Compensation Committee Report
The Compensation Committee of Cavco has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in the Proxy Statement for the 2015 Annual Meeting of Stockholders. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee of the Board of Directors
David A. Greenblatt, Chairperson
William C. Boor
Jack Hanna

Compensation Committee Interlocks and Insider Participation
There were no interlocking relationships between Cavco and other entities that might affect the determination of the compensation of our executive officers.
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by Messrs. Stegmayer, Urness and Lott for fiscal years 2015, 2014 and 2013, respectively:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Joesph H. Stegmayer, (3)(4) Chairman of the Board, President and Chief Executive Officer	2015	$500,000	$3,000,000	$2,679,845	$510,718	$1,540	$6,692,103
	2014	500,000	—	1,394,162	517,730	1,151	2,413,043
	2013	450,000	—	958,887	475,545	1,151	1,885,583
Daniel L. Urness, Executive Vice President, Treasurer and Chief Financial Officer	2015	235,000	—	248,313	120,880	540	604,733
	2014	225,000	—	208,027	117,052	1,151	551,230
	2013	210,000	—	199,722	110,637	1,151	521,510
Charles E. Lott, President, Fleetwood Homes, Inc.	2015	220,000	—	436,604	90,600	1,540	748,744
	2014	220,000	30,000	605,641	90,040	1,222	946,903
	2013	220,000	—	283,992	—	1,222	505,214

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718. We describe the assumptions made in this valuation in Note 15 to the Consolidated Financial Statements in the 2015 Form 10-K.

(2)	Amounts in this column represent life insurance premiums and 401(k) match paid by Cavco.

(3)
$3 million was earned as of December 3, 2015 and is payable in six annual installments of $500,000 each (plus interest as provided in Mr. Stegmayer's Amended and Restated Employment Agreement. The first installment was paid on January 16, 2015.

(4)	$1 million of this non-equity incentive is long-term incentive for the attainment of 4-year compound annual growth rate (“CAGR”) performance targets and was paid on February 13, 2015.
GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth certain information with respect to the options and stock granted during the fiscal year ended March 28, 2015 to named executive officers listed in the Summary Compensation Table.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (2)
Joseph H. Stegmayer	July 22, 2014	16,900	$79.26	$510,718
Daniel L. Urness	July 22, 2014	4,000	$79.26	$120,880
Charles E. Lott	July 22, 2014	3,000	$79.26	$90,660

(1)	These options vest twenty-five percent on the first anniversary of the grant date and twenty-five percent on each anniversary thereafter until fully vested.

(2)	Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table includes certain information with respect to the value of all unexercised options awards previously awarded to the executive officers named above at the fiscal year end, March 28, 2015.

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Joseph H. Stegmayer	80,000	—	25.33	6/30/16
	46,500	—	36.02	5/21/17
	16,875	5,625	45.00	6/30/18
	12,250	12,250	44.28	6/5/19
	5,750	17,250	52.96	7/11/20
	—	16,900	79.26	7/22/21
Daniel L. Urness	10,000	—	32.00	7/10/15
	19,000	—	25.33	6/30/16
	7,000	—	36.02	5/21/17
	4,200	1,400	45.00	6/30/18
	2,850	2,850	44.28	6/5/19
	1,300	3,900	52.96	7/11/20
	—	4,000	79.26	7/22/21
Charles E. Lott	6,000	2,000	45.00	6/30/18
	1,000	3,000	52.96	7/11/20
	—	3,000	79.26	7/22/21

(1)	Of the initial options granted, twenty-five percent vest on the first anniversary of the grant date and twenty percent vest on each anniversary thereafter until fully vested.
OPTION EXERCISES
The following table includes certain information with respect to the options exercised by the executive officers named above during the fiscal year ended March 28, 2015.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joseph H. Stegmayer	—	—
Daniel L. Urness	6,000	$238,583
Charles E. Lott	—	—

(1)	The value realized for the option awards is the difference between the market price of the underlying security at exercise and the exercise or base price of the option.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote on an advisory (non-binding) basis regarding the compensation of the Company’s named executive officers (commonly referred to as “Say on Pay”). For a comprehensive description of our executive compensation program and compensation philosophy, please refer to the Company’s CD&A beginning on page 15. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider the outcome when making future decisions concerning our executive compensation program.
In deciding how to vote on this proposal, the Board points out the following factors, many of which are more fully discussed in the CD&A:

•	Our executive compensation programs are designed to depend significantly on the achievement of performance goals that the Committee believes drive long-term stockholder value;

•	Our pay practices are designed not to encourage management to take unacceptable risks;

•	Our Compensation Committee reviews peer group compensation to confirm that our programs are not outside the norm among peer group companies (See “Benchmarking” on page 16); and

•	We believe the Company’s executive compensation programs are well suited to promote the Company’s objectives in both the short and long-term.
Recommendation of the Board
The Board of Directors believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the following advisory resolution:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in this proxy statement.

PROPOSAL 4: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
The board of directors of Cavco proposes to amend the restated certificate of incorporation of Cavco to increase the number of authorized shares of Cavco common stock. The purpose of this proposal is to enable Cavco to effect potential future stock splits and stock dividends that would make Cavco stock affordable for a broader base of stockholders, and to issue Cavco common stock for other proper corporate purposes that may be identified in the future. The proposed amendment would increase the number of authorized shares of common stock from 20,000,000 shares to 40,000,000 shares.
The board of directors adopted the proposed amendment to the restated certificate of incorporation on May 26, 2015, subject to stockholder approval, and declared the proposal to be advisable. Accordingly, stockholders are asked to vote on the following resolution:
RESOLVED, THAT THE RESTATED CERTIFICATE OF INCORPORATION OF CAVCO INDUSTRIES, INC. BE AMENDED TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT THE CORPORATION IS AUTHORIZED TO ISSUE TO 40,000,000, TO BE EFFECTED BY AMENDING THE FIRST PARAGRAPH OF THE FOURTH ARTICLE OF THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION TO READ IN ITS ENTIRETY AS FOLLOWS:
FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 41,000,000, of which 40,000,000 shares are classified as Common Stock, par value $.01 per share (“Common Stock”), and 1,000,000 shares are classified as preferred stock, par value $.01 per share (“Preferred Stock”).

Reasons for the Amendment
Approval of the proposed amendment will allow Cavco to affect potential future stock splits and stock dividends while maintaining flexibility similar to the flexibility that currently exists for Cavco to use capital stock for future business and financial purposes. Authorized but unissued shares of Cavco common stock may be used by Cavco for any purpose permitted under Delaware law, including to raise capital; to provide equity incentives to employees, officers and directors; and to enter into strategic transactions that the board of directors believes provide the potential for growth and profit. Authorized but unissued shares of Cavco common stock may also be used to oppose a hostile takeover attempt or to delay or prevent a change in control of Cavco, although Cavco has no present intention to issue shares for such purpose. The proposed amendment arises out of business and financial considerations, and Cavco is not aware of any threat of takeover or change in control. Cavco currently has no plans or arrangements for the issuance of shares of common stock for the purpose of rendering more difficult or discouraging a change in control of Cavco.
Adoption of the proposed amendment will eliminate the delay and expense involved in calling a special meeting of stockholders to authorize the additional shares at the time such issuance by the board may become necessary or advisable. Adoption of the proposed amendment would also enable the board of directors from time to time to issue additional shares of common stock authorized by the proposed amendment for such purposes and such consideration as the board of directors may approve without further approval of Cavco’s stockholders, except as may be required by Cavco’s restated certificate of incorporation, applicable law or by the rules of any stock exchange on which the shares of common stock are then listed. As is true for shares presently authorized, common stock authorized by the proposed amendment may, when issued, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of common stock.
Under the proposed amendment, each of the newly authorized shares of Cavco common stock will have the same rights and privileges as currently authorized Cavco common stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding Cavco common stock nor will it change the par value of the Cavco common stock.
Background Information
The number of shares of Cavco common stock issued as of the record date for the annual meeting was 8,862,062. There are also 139,921 shares subject to issuance for outstanding awards or available for future grants under Cavco’s stock incentive plans.
The authorized capital stock of Cavco currently consists of 20,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. Since the proposed amendment would increase the number of authorized shares of common stock to 40,000,000, the total number of authorized shares would thereby be increased to 41,000,000. The proposed amendment to increase the authorized number of shares of common stock does not change the number of shares of preferred stock that Cavco is authorized to issue. There are no shares of preferred stock currently outstanding.
If the proposed amendment is adopted, it will become effective upon filing of a certificate of amendment to Cavco’s restated certificate of incorporation with the Secretary of State of Delaware. However, if stockholders approve the proposed amendment to Cavco’s restated certificate of incorporation, the board of directors retains the discretion under Delaware law to abandon and not implement the proposed amendment and the number of authorized shares would accordingly remain at its current level.

Recommendation of the Board
The board of directors unanimously recommends that the amendment to Cavco’s restated certificate of incorporation be approved. The amendment will be approved if the proposal receives the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment.
PROPOSAL NO. 5: APPROVAL OF AN AMENDMENT TO THE CAVCO INDUSTRIES, INC. 2005 STOCK INCENTIVE PLAN, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN, TO MAEK CERTAIN OTHER CHANGES TO THE PLAN, AND TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN
Our board of directors believes that the availability of stock options is important to Cavco’s ability to attract and retain experienced employees and to provide an incentive for them to exert their best efforts on behalf of Cavco. As of May 26, 2015, out of a total of 450,000 shares of Cavco common stock authorized for issuance under the Cavco Industries, Inc. 2005 Stock Incentive Plan (the “2005 Stock Plan”), only 139,921 shares remained available for grant.
Our board believes additional shares will be needed to provide appropriate incentives to key employees. Accordingly, on May 26, 2015, our board approved, subject to stockholder approval, an increase in the number of shares available under the 2005 Stock Incentive Plan to provide an additional 300,000 shares of Cavco common stock for issuance pursuant to stock-based awards that may be granted to officers, directors and key employees. The board approved, subject to stockholder approval, amendments to the 2005 Stock Plan establishing a double trigger for Change in Control vesting and removing the requirement for administrative approval necessary for share settlement of Options. These amendments to the 2005 Stock Plan are described in more detail below. The board is also seeking shareholder re-approval of the terms and goals underlying performance-based awards for qualification purposes under Section 162(m) of the Internal Revenue Code (the “Tax Code”). In developing our share request for the 2005 Stock Plan and analyzing the impact of utilizing equity on our shareholders, the board considered our equity usage (also known as burn rate) and “overhang.” Equity usage provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our burn rates for 2015, 2014 and 2013, as well as the average over those years.

Fiscal Year	Options Granted	Basic Weighted Average Number of Common Shares Outstanding	Burn Rate (1)
2015	84,730	8,854,359	0.96%
2014	64,450	8,262,688	0.78%
2013	72,200	6,956,706	1.04%
Three Year Average	73,793	8,024,584	0.92%

(1) "Burn Rate" is defined as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding.
Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by: the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future award grants and (c) the basic weighted average common shares outstanding for the most recently completed fiscal year. Our overhang at March 28, 2015 was 6.8%. If the 300,000 shares proposed to be authorized for grant under the 2005 Stock Plan are included in the calculation, our overhang would have been 9.66% at March 28, 2015, which assumes no repurchases intended to offset dilution under our stock repurchase program.

Our Burn Rate, current dilution, and total overhang for the 2005 Stock Plan in the fiscal year ended March 28, 2015 are all within the ranges of our peer group of companies over a comparable period of time (based upon our review of publicly available information). Burn Rates for members of our peer group that issued options ranges from 0.14% to 4.28%; ours was .96%. Current dilution for our peer group ranges from 0.46% to 17.14%; ours was 5.72%. Overhang for our peer group ranged from 3.61% to 18.49%; with the increase in share ours would be 9.66%. For a complete list of our peer group of companies, please see the subsection titled Benchmarking within our Compensation Discussion and Analysis on page 16.
In addition, the 2005 Stock Plan is intended to comply with Section 162(m) of the Tax Code. Section 162(m) places a limit of $1 million on the amount that Cavco may deduct in any one taxable year for compensation paid to each of its “covered employees.” Cavco’s covered employees include its Chief Executive Officer and each of its other three most highly-paid executive officers, other than the Chief Financial Officer. There is, however, an exception to this limit for compensation earned pursuant to certain performance-based awards. A performance-based award made under the 2005 Stock Plan is eligible for this exception provided certain Section 162(m) requirements are met. One of these requirements relates to shareholder approval (and, in certain cases, re-approval) of the material terms of the performance goals underlying the performance-based award. The performance goals in the 2005 Stock Plan were approved by shareholders in 2005 and reapproved in 2010. Section 162(m) requires re-approval of those performance goals after five years if the compensation committee has retained discretion to vary the targets under the performance goals from year to year. The Compensation Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, Cavco is seeking re-approval of the performance goals included in the 2005 Stock Plan in order to preserve Cavco’s ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the plan.
The following discussion summarizes the material terms of the performance goals under the 2005 Stock Incentive Plan, including a description of (i) the individuals eligible for performance awards under the 2005 Stock Incentive Plan, (ii) the business criteria on which the underlying performance goals are based, and (iii) the applicable award limits.
The complete text of the amendment to the 2005 Stock Plan is attached to this proxy statement as Appendix A. The complete text of the original 2005 Stock Plan is attached as Appendix A to the proxy statement filed with the SEC on May 23, 2005. The following description of the 2005 Stock Plan is a summary of certain provisions of the 2005 Stock Plan and is qualified in its entirety by reference to Appendix A to this proxy statement and to Appendix A to the proxy statement filed with the SEC on May 23, 2005.
Increase in Shares
The 2005 Stock Plan is limited in the number of shares available to Participants. Once the 2005 Stock Plan has exceeded its authorized share limit, the Company is less able to use the 2005 Stock Plan as a tool to reward and incentivize employees. Equity compensation links the incentives of employees to the Company, rewarding efforts that increase share value. If the share limit of the 2005 Stock Plan is increased, then the Company can continue to remunerate employees and to align employee interests with shareholder interests.
The proposed amendment will increase the number of authorized shares in the 2005 Stock Plan to 750,000. The level of increase was selected based upon previous experience of the 2005 Stock Plan including the rate at which shares are used and projections for future share usage of the 2005 Stock Plan.
Other Amendments
The 2005 Stock Plan without the proposed amendment vests Participant awards upon the occurrence of a Change in Control. The proposed amendment to the 2005 Stock Plan further dictates that a Change in Control does not cause awards to vest except where the Participant is also involuntarily terminated in connection with the Change in Control. These two arrangements are sometimes called “single-trigger” and “double-trigger,” respectively. The inclusion of an additional requirement or trigger means that, following a hypothetical acquisition, merger or reorganization, retained employees would not receive accelerated vesting of their 2005 Stock Plan awards. Since acquirers and investors typically expect the target company in a transaction to bear the costs of employee compensation related to the Change in Control, this proposed amendment reduces the cost of an acquisition, merger or reorganization to the Company and its shareholders. Additionally, since a single-trigger award tends to encourage employees to leave after a transaction, the second trigger provides more flexibility to an acquirer in selecting the employees to be retained by the Company following the transaction. More flexibility over employee retention may increase the value of the Company to an acquirer. The proposed amendment to Change in Control vesting will therefore tend to increase the value of consideration available to shareholders from such a transaction.

The 2005 Stock Plan without the proposed amendment allows the settlement of awards on a net share basis only with administrative approval. The proposed amendment to the 2005 Stock Plan removes the need for administrative approval. Settlement in shares means that, upon exercise, the Participant in the 2005 Stock Plan receives their net gain in Company shares of stock rather than cash. The 2005 Stock Plan approval provision was carried over from the Company’s 2003 Stock Plan which predated the initial public offering of the Company and was tailored to the needs of a then-private company. Private companies will often regulate the shareholders of the company where there is no readily available public market to trade shares. As a public company, the Company does not need to regulate the market for alienation of Participant shares, so there is no further need for administrative approval to settle awards on a net share basis.
Re-Approval of Performance Goals
Section 162(m) of the Tax Code (“Section 162(m)”) limits the tax deductibility of annual compensation paid to certain executive officers in excess of $1 million. Section 162(m) and the applicable regulations provide exemptions to the limitation on the deductibility of compensation, one of which is the “performance-based compensation” exception. The 2005 Stock Plan permits Cavco to grant Performance Awards (which are Cash Awards, Restricted Stock Awards or Stock Unit Awards) that are intended to satisfy the “performance-based compensation” exception to Section 162(m). Performance Awards must be granted by the Compensation Committee and are payable only upon achieving one or more “Performance Goals” which must be based on one or more business criteria set forth in the 2005 Stock Plan. The Section 162(m) regulations require that Cavco obtain shareholder approval of the specific business criteria upon which the Performance Goals are based every five years to rely on the “performance-based compensation” exception to Section 162(m) for the Performance Awards. To comply with the Section 162(m) regulations, the Board asks that the shareholders re-approve the specific business criteria upon which the Performance Goals are based as set forth in the 2005 Stock Plan.
Material Terms of the Performance Goals.  The 2005 Stock Plan permits the grant of the following Awards as Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m): Cash Awards, Restricted Stock Awards and Stock Unit Awards. See Section 7 of the 2005 Stock Plan for additional information on each of these Awards. The 2005 Stock Plan is administered by the Compensation Committee of the Board of Directors of Cavco (the “Administrator”).
The material terms of the performance goals for Performance Awards consist of (i) the employees eligible to receive Performance Awards; (ii) the performance criteria on which the performance goals for the Performance Awards are based; and (iii) the maximum payout of a Performance Award that can be paid to a participant pursuant to the 2005 Stock Plan.
Eligibility.  Awards may be granted under the 2005 Stock Plan to certain officers, Directors, and key employees of Cavco and its Affiliates (as defined in the 2005 Stock Plan) and individuals who have agreed to become employees of Cavco and its Affiliates and are expected to become such employees within the following six months.
Performance Goals. The Administrator, in its discretion, may designate any Award as a Performance Award that is intended to qualify for the “performance-based compensation” exception to Section 162(m). If the Administrator designates an Award as a Performance Award, the Administrator must establish the Performance Goal(s) for the Performance Award prior to the earlier to occur of ninety (90) days after the commencement of the period of service to which the Performance Goals relate and the lapse of twenty-five (25) percent of the period of service. The Performance Goal(s) may be based on one or more of the following business criteria:

•	operating income;

•	operating margin;

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	pre-tax income;

•	net income;

•	net earnings per share;

•	net earnings per share growth;

•	return on beginning stockholders’ equity;

•	return on average net assets;

•	total stockholder return relative to other companies in a relevant industry group;

•	debt/capitalization ratio; and

•	customer satisfaction.
The business criteria on which the Performance Goal(s) is based may apply to the individual receiving the Performance Award, to one or more business units of Cavco or to Cavco and its Affiliates as a whole. A Performance Goal that is based on the above-listed business criteria need not be based upon an increase or positive result under a particular business criterion but may include, for example, maintaining the status quo or limiting economic losses, as measured by reference to such criterion. The Administrator must certify that the Performance Goal(s) applicable to any Performance Award have been satisfied prior to the lapse of restrictions, vesting, or payment of the Performance Award.
Maximum Payout of Performance Awards. The following limitations shall apply to any Performance Awards made under the 2005 Stock Plan:
(a) No individual may be awarded a Restricted Stock Award or Stock Unit Award on shares having a having a Fair Market Value on the Grant Date of the Award of more than $1 million in any one-year period; and
(b) No individual may be awarded a Cash Award having a value of more than $1 million in any one-year period.
Options. Options granted pursuant to the 2005 Stock Plan are deemed to qualify for the “performance-based compensation” exception to Section 162(m) provided that the Options are granted by the Administrator at Fair Market Value and the number of shares does not exceed the limit set forth in the 2005 Stock Plan.
The foregoing summary of the material terms of the performance goals is qualified in its entirety by reference to the 2005 Stock Plan, a copy of which is attached as an annex to the electronic copy of the proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov.
Description of the 2005 Stock Plan
General. Under the amendment to the 2005 Stock Plan, a maximum of 450,000 shares of Cavco common stock may be subject to grants of options. No person may be granted options under the 2005 Stock Plan for more than 250,000 shares of common stock in any one-year period. Shares of common stock covered by options that terminate or are canceled prior to exercise and shares of restricted stock or shares covered by stock units that are returned to us will again be available for grants of options and awards of restricted stock or stock units. Also, if the option price or any applicable tax withholding obligation payable upon exercise of an option is satisfied by the tender or withholding of shares of common stock, the number of shares so tendered or withheld will be eligible for grants of options and awards of restricted stock or stock units under the plan. We may satisfy our tax withholding obligations by retaining shares of common stock that would otherwise be issuable on exercise by an optionee or deliverable upon vesting of an award of restricted stock or stock unit.
Administration. The compensation committee of our board of directors, which is comprised solely of three “non-employee directors” as defined by Rule 16b-3(b)(3) under the Exchange Act, will have full and exclusive authority to administer the 2005 Stock Plan and to take all actions specifically contemplated by the plan or necessary or appropriate in connection with its administration. The compensation committee will select the individuals who will receive options and awards of restricted stock, stock units or cash under the plan. Options and restricted stock, stock units and cash awards are sometimes referred to collectively as “awards”. The compensation committee will determine the terms of the awards (to the extent not in the plan) and interpret the awards. The committee may:

•	provide for the extension of the exercisability of an option;

•	accelerate the vesting or exercisability of an option, restricted stock, stock unit or cash award

•	eliminate or make less restrictive any restrictions applicable to an option, restricted stock, stock unit or cash award;

•
waive any restriction or other provision of the plan or any option, restricted stock, stock unit or cash award; or otherwise amend or modify an option, restricted stock, stock unit or cash award in any manner that is either

◦	not adverse to the holder of the award; or

◦	consented to by the holder of the award.

However, except to the extent resulting from application of the anti-dilution provisions of the 2005 Stock Plan described below, after an option has been awarded, the price at which shares of common stock may be purchased upon exercise of such option may not be amended, so as to reduce the exercise price, and no option may be granted in exchange for a previously granted option if the exercise price of the previously granted option is greater than the exercise price of the replacement option. The committee may correct any defect, supply any omission or reconcile any inconsistency in the plan or in any award in the manner and to the extent it deems necessary or desirable to further the purposes of the plan. The plan provides that any decision of the committee in the interpretation and administration of the plan is final, conclusive and binding on all parties concerned.
Cash Awards. Awards of cash can be made to our officers and key employees under the 2005 Stock Plan. Such awards may be conditioned upon the achievement of performance goals designed to comply with Section 162(m) of the Tax Code.
Options. An award under the 2005 Stock Plan may be in the form of an option to purchase Cavco common stock. Options granted under the plan will be non-qualified options, which will not satisfy the incentive stock option requirements of Section 422 of the Tax Code. The exercise price of an option may not be less than 100% of the fair market value of Cavco common stock at the time of grant.
Options will become exercisable at such time or times not more than seven years from the date of grant as may be provided by their terms. The committee may, however, accelerate the time at which an option is exercisable without regard to its terms. Generally, all rights to exercise an option terminate within four months after the date the optionee ceases to be our employee or an employee of any of our affiliates, or ceases to be a director, for any reason other than death or disability. In the event of an optionee’s death, an option will terminate fifteen months thereafter. In the event of an optionee’s disability and resulting termination of employment, an option will terminate six months after such optionee’s employment termination date. However, if an option is held by a director who, on the date he or she ceases to be our director (and, if also an employee, ceases to be our employee), has at least ten years of service as our director, then all shares subject to such option will vest on the date the director ceases to be our director, and all rights to exercise such option will terminate three years thereafter.
The compensation committee may, in its discretion, grant a new option or amend an outstanding option to provide an extended period of time during which an optionee can exercise the option. However, no option may be exercised later than seven years from the date of grant. If the employment of the optionee or the optionee’s service as a director is terminated for cause, the option shall thereafter be null and void for all purposes.
Unless otherwise determined by the compensation committee and provided in the agreement evidencing an option, no option will be transferable except by will or the laws of descent and distribution, and during the lifetime of the optionee the option may be exercised only by the optionee or the optionee’s guardian or legal representative. The exercise price of options may be paid in cash, by check or wire transfer or, with the consent of the committee, by delivery or withholding of shares of our common stock, including actual or deemed multiple exchanges of shares.
Restricted Stock and Stock Units. The 2005 Stock Plan also provides that shares of restricted stock and stock units may be awarded by the compensation committee to such eligible recipients as it may determine from time to time. As used in the plan, “restricted stock” means common stock that does not irrevocably vest in the holder or may not be sold, exchanged, pledged, transferred, assigned or otherwise encumbered or disposed of until the terms and conditions set by the committee (which terms and conditions may include, among other things, the achievement of specific goals) have been satisfied. During the restricted period, unless specifically provided otherwise in accordance with the terms of the plan, the recipient of restricted stock will be the record owner of such shares and have all the rights of a stockholder with respect to such shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to such shares. As used in the plan, a “stock unit” means a unit equal to, and which is paid out in the form of, one share of common stock, subject to the terms and conditions of the award set by the committee (which terms and conditions may include, among other things, the achievement of specific goals). A stock unit award will not represent any actual legal or beneficial interest in Cavco, and will not be entitled to any credit for cash dividends on common stock.

The 2005 Stock Plan provides that the committee has the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of the restricted period with respect to all or any of the shares of restricted stock or stock units awarded to an individual on such terms and conditions as the committee may deem appropriate. Except as otherwise provided in the plan and the applicable award agreement, if during the restricted period an individual to whom restricted stock or stock units have been awarded ceases to be our employee or an employee of one of our affiliates, or ceases to be one of our directors for any reason, any restricted stock or stock units remaining subject to restrictions will be forfeited by the individual and transferred at no cost to us unless otherwise determined by the committee.
Anti-dilution Provisions. The plan contains anti-dilution provisions applicable in the event of a change in the number of outstanding shares of Cavco common stock as a result of a subdivision or consolidation of outstanding shares, declaration of a dividend payable in shares or other stock split, in which event appropriate adjustments shall be made in:

•	the maximum number of shares subject to the plan;

•	the number of shares and option prices under then outstanding options

•	the number of shares of restricted stock or stock units previously awarded under the plan; and

•	the number of shares that may be granted to any person in any one-year period under the plan
Similar adjustments will also be made in the event of any other recapitalization or capital reorganization of Cavco, any consolidation or merger of Cavco with another corporation or entity, the adoption by Cavco of any plan of exchange affecting the shares of Cavco common stock or any distribution to Cavco stockholders of securities or property (other than normal cash dividends or dividends payable in shares of Cavco common stock), to the extent necessary to preserve, without exceeding, the value of then outstanding options and shares of restricted stock and stock units. In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the compensation committee is authorized to issue new awards as it determines is appropriate in substitution for, or to reflect the assumption of, any other compensatory awards, whether or not awarded under the plan.
In addition, in the case of a change in control of Cavco (as defined in the 2005 Stock Plan):

•	every option then outstanding will vest and become exercisable in full; and

•
every restriction with respect to outstanding shares of restricted stock, stock units and performance-based cash awards will terminate immediately prior to such change in control, to the extent not theretofore exercisable or free of restrictions, without regard to any limits on exercisabiltiy or any restrictions contained in the agreements evidencing such options, restricted stock, stock units or cash awards, but only if such options have not yet expired or been terminated or such awards have not yet been canceled or forfeited.

The accelerated vesting and exercisability upon a change in control could be considered as having an anti-takeover effect. However, because the 2005 Stock Plan was approved by our board for the purposes and reasons discussed above and not for any perceived anti-takeover benefit, and because the maximum number of shares available under the plan would be insignificant compared to the total number of our authorized shares, our board of directors believes that this provision should not be considered as having any significant anti-takeover effect.
Amendment of Plan. Our board of directors may, at any time, amend, suspend or terminate the 2005 Stock Plan for any purpose permitted by law. However, no amendment or alteration that would adversely affect the rights of any holder under any award previously granted to such person may be made without the consent of such person, and no amendment shall be effective prior to its approval by our stockholders to the extent such approval is required by law or any stock exchange or automated quotation system on which our common stock is listed or admitted to trading.

Performance Awards. The compensation committee may determine that an option or an award of restricted stock, stock units or cash will be subject to restriction until one or more pre-established, objective performance goals established by the committee have been achieved. With respect to any such award, the restrictions will lapse and the award will vest only upon achievement of the goals. A performance goal may be based on one or more business criteria that apply to the recipient, one or more of our business units or us as a whole, and may include one or more of the following criteria: operating income, operating margin, earnings before interest, taxes, depreciation and amortization (EBITDA), pre-tax income, net income, net earnings per share, net earnings per share growth, return on beginning stockholders’ equity, return on average net assets, total stockholder return relative to other companies in a relevant industry group, debt/capitalization ratio and customer satisfaction. A performance goal need not be based upon an increase or positive result under a particular business criterion but may include, for example, maintaining the status quo or limiting economic losses, as measured by reference to such criterion. Performance goals must be established prior to the earlier to occur of 90 days after the commencement of the period of service to which the goals relate and the lapse of 25% of the period of service. Prior to the lapse of any applicable restrictions and the vesting of any award based on the achievement of performance goals, the committee must determine that the applicable performance goals were satisfied.
No individual may be awarded restricted stock or stock units subject to performance goals designed to comply with Section 162(m) of the Tax Code having a value of more than $1.0 million in any given one-year period. Cash based performance awards designed to comply with Section 162(m) of the Tax Code are subject to a separate limit of no more than $1.0 million in any given one-year period for any individual.
New Plan Benefits
Mr. Stegmayer receives an annual grant of stock options equal to his base salary pursuant to his employment agreement and non-executive directors receive a grant of 4,000 stock options annual on the anniversary of the (as set forth in the table below). Equity-based or cash compensation awards to be granted in the future to other non-executive employees, including current and future employees under the 2005 Stock Plan cannot be determined at this time, as actual awards will be made at the discretion of the Compensation Committee. For an understanding of the equity-based compensation awards made in the past to our executives under the 2005 Plan and 2003 Plan, see the Grants of Plan-Based Awards in Fiscal Year 2015 table and the Outstanding Equity Awards at 2015 Fiscal Year-End table.

Name and Position	Dollar Value of Options		Number of Options
Joseph H. Stegmayer Chairman, President and Chief Executive Officer	$520,000	(1)	[ ]	(1)
Daniel L. Urness Executive Vice President and Chief Financial Officer	[ ]	(2)	[ ]	(2)
Charles E. Lott President, Fleetwood Homes, Inc.	[ ]	(2)	[ ]	(2)
Total Executive Group	$520,000	(1) (2) (3)	[ ]	(1) (2) (3)
Non-employee Director Group	[ ]	(4)	16,000	(4)
Non-Executive Officer Employee Group (5)	[ ]		[ ]

(1)
Pursuant to his employment agreement, Mr. Stegmayer receives an annual grant of stock options equal to his then current base salary based on a Black-Scholes calculation. The number of shares of our common stock granted to Mr. Stegmayer could go up or down depending on the value of our common stock at the date of grant so long as the value of those shares equals Mr. Stegmayer’s then current base salary (subject to minor rounding). As of March 29, 2015, Mr. Stegmayer's base salary is $520,000. The date of grant is at the discretion of our Compensation Committee. See Compensation Discussion and Analysis on page 22.

(2)	Future awards under the 2005 Plan are indeterminable and at the discretion of the Compensation Committee.

(3)	We currently have three executive officers (Messrs. Stegmayer, Urness and Lott) who would be eligible to receive awards under our 2005 Stock Plan (see footnotes 1 and 2 to this table for information).

(4)
The dollar value of future awards under the 2005 Stock Plan are indeterminable. Each non-executive director will receive 4,000 options to purchase shares of our common stock on the anniversary of such non-executive director’s election to the Board. We currently have 4 non-executive directors who are eligible to receive this benefit under the 2005 Stock Plan. All of these directors are expected to continue to serve as directors and earn this award.

(5)
Future awards under the 2005 Stock Plan are indeterminable. No arrangements have been made at this time with respect to the shares reserved for issuance under the 2005 Stock Plan except as set forth in (1) above.

Federal Income Tax Consequences
The following is a brief summary of the federal income tax aspects of awards that may be made under the 2005 Stock Plan based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This discussion is not to be construed as tax advice.
Stock Awards. Federal income tax consequences with respect to options, restricted stock and stock units depend on the facts and circumstances of each award, and, in particular, the nature of any restrictions imposed with respect to the award. In general, if the stock which is the subject of an award is actually issued to a participant but is subject to a “substantial risk of forfeiture” (e.g., if rights to ownership of the stock are conditioned upon the future performance of substantial services by the participant), a taxable event occurs only when the risk of forfeiture ceases. When the substantial risk of forfeiture ceases, the participant will realize ordinary income to the extent of the excess of the fair market value of the stock on the date the risk of forfeiture terminates over the participant’s cost for such stock (if any), and the same amount is then deductible by Cavco as compensation. If the restrictions with respect to the award, by their nature, do not subject the participant to a “substantial risk of forfeiture” of the stock, then the participant will realize ordinary income at the time of grant to the extent of the excess of the fair market value of the stock over the participant’s cost (if any). The same amount is then deductible by Cavco. If no stock is actually issued to the participant at the time the award is granted, the participant will realize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost (if any). The same amount is then deductible by Cavco.
Stock Options. The stock options granted under the 2005 Stock Plan will be non-qualified stock options. Upon the exercise of a non-qualified stock option, the optionee recognizes ordinary taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Cavco is entitled to a deduction in an amount equal to the income recognized by the optionee. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified stock option will be treated generally as capital gain or loss, but only taxed at the more favorable capital gains tax rate if held for the requisite holding period, which, ordinarily, is a period of more than 12 months.
General. A participant’s tax basis in shares purchased or awarded under the 2005 Stock Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant in connection with the transfer of the shares. The participant’s holding period for the shares begins immediately after ordinary income is recognized with respect to the transfer of the shares If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.
Tax Deductibility Cap. Section 162(m) of the Tax Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by Cavco for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” As described in “Report of Compensation Committee on Executive Compensation,” the compensation committee believes that compensation to its executives should involve a direct and substantial link with financial measures that affect shareholder values. This generally permits the compensation committee to structure grants and awards under the 2005 Stock Plan to “covered employees” as performance-based compensation that is exempt from Section 162(m). However, the compensation committee may award compensation that is or may become non-deductible when such grants are in the best interest of Cavco, balancing tax efficiency with long-term strategic objectives.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” Proposal 5.
GENERAL
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Cavco directors and executive officers, and persons who beneficially own more than 10% of a registered class of Cavco’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and Nasdaq. Such persons are required by SEC regulations to furnish Cavco with copies of all Section 16(a) reports that they file with the SEC.
Based solely on its review of the copies of such reports received by it with respect to fiscal year 2015 or written representations from certain reporting persons, Cavco believes that its directors, executive officers and persons who beneficially own more than 10% of a registered class of Cavco’s equity securities have complied with the filing requirements of Section 16(a) for fiscal year 2015 applicable to such persons.
Certain Relationships and Related Transactions
Transactions with Related Persons
We have entered into Change of Control Agreements with certain of our executive officers. See above under “Compensation Discussion and Analysis – Employment, Severance and Change of Control Arrangements.”
Review, Approval or Ratification of Transactions with Related Persons
Cavco has established policies and other procedures regarding approval of transactions between Cavco and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our code of conduct or adhered to by our Board. As set forth in the Audit Committee Charter, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the Nasdaq Rules, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, we enter into such transactions only on terms that we believe are at least as favorable to Cavco as those that we could obtain from an unrelated third party.
Code of Conduct
Cavco has adopted a code of conduct that applies to Cavco directors and all employees, including Cavco’s Chief Executive Officer, Chief Financial Officer and Controller. Cavco’s code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that Cavco files with, or submits to, the SEC and in other public communications made by Cavco;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.

Cavco has posted the text of its code of conduct on its Internet website at www.cavco.com. Cavco’s code of conduct will remain accessible on its Internet website. However, if Cavco ever desires to remove its code of conduct from its Internet website, then, prior to such removal, Cavco will either file its code of conduct as an exhibit to its Annual Report on Form 10-K filed with the SEC or will undertake to provide a copy of the code of conduct to any person without charge.
Form 10-K
Stockholders entitled to vote at the annual meeting may obtain a copy of Cavco’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015, including the Consolidated Financial Statements, required to be filed with the SEC, without charge, upon written or oral request to Cavco Industries, Inc., Attention: James P. Glew, Secretary, 1001 North Central Avenue, Suite 800, Phoenix, Arizona, 85004, (800) 790-9111.
Stockholder Proposals
To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at Cavco’s principal executive offices, addressed to the attention of the Secretary, no later than the close of business on February 10, 2016.
For any proposal that is not submitted for inclusion in Cavco’s proxy material for the 2016 Annual Meeting of Stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits Cavco’s management to exercise discretionary voting authority under proxies it solicits unless Cavco is notified about the proposal no earlier than January 11, 2016 and no later than April 11, 2016, and the stockholder submitting the proposal satisfies the other requirements of Rule 14a-4(c). Cavco’s bylaws further provide that, to be considered at the 2016 Annual Meeting, a stockholder proposal relating to the nomination of a person for election as a director must be submitted in writing and received by the Secretary at the principal executive offices of Cavco no earlier than January 11, 2016 and no later than April 11, 2016, and must contain the information required by Cavco’s bylaws. Any stockholder wishing to receive a copy of Cavco’s bylaws should direct a written request to the Secretary at Cavco’s principal executive offices.
Cavco Website
In this proxy statement, we state that certain information and documents are available on the Cavco website. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.
Incorporation of Certain Documents By Reference
The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that we subsequently file with the SEC prior to the Annual Meeting will automatically update and supersede this information. This proxy statement incorporates by reference the Annual Report of Cavco on Form 10-K for the fiscal year ended March 28, 2015, filed with the SEC on [ ], 2015 pursuant to the Exchange Act, which contains audited financial statements of Cavco for the fiscal year ended March 28, 2015, and which is being distributed to stockholders with this proxy statement and any future filings we make with the SEC prior to the Annual Meeting under Sections13(a), 13(c), 14 or 15(d) of the Exchange Act:
You may obtain a copy of these documents (other than exhibits to such documents), at no cost, upon written or oral request to Cavco Industries, Inc., Attention: James P. Glew, Secretary, 1001 North Central Avenue, Suite 800, Phoenix, Arizona, 85004, (800) 790-9111.

Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of these reports, proxy statements and other documents at the SEC’s website, the address of which is http://www.sec.gov.

By Order of the Board of Directors

JAMES P. GLEW
Secretary

APPENDIX A

AMENDMENT NO. 1
TO THE
CAVCO INDUSTRIES, INC.
2005 STOCK INCENTIVE PLAN
WHEREAS, Cavco Industries, Inc. (the “Company”) has adopted and currently maintains the Cavco Industries, Inc. 2005 Stock Incentive Plan, effective June 21, 2005 (the “Plan”); and
WHEREAS, Section 13 of the Plan gives the Board of Directors of the Company (the “Board”) the authority to amend the Plan at any time, subject to certain conditions; and
WHEREAS, the Plan is a central tool to reward the employees of the Company; and
WHEREAS, the Board intends to increase the number of shares available to the Plan; and
WHEREAS, the Board has decided to limit the acceleration of vesting due to Change in Control (as defined in the Plan) only to those employees who are involuntarily terminated in connection with the Change in Control; and
WHEREAS, the Board intends to dispense with administrative approval requirements for share settlement of awards.
NOW, THEREFORE, the Plan is hereby amended as set forth below:
1.Section 2 of the Plan is hereby amended to include the following new definition:

“Cause” means, except as otherwise defined in a Participant’s Award Agreement or in a Participant’s written employment arrangements with the Company or any of its Subsidiaries in effect on the date of grant (as amended from time to time thereafter), the occurrence of one or more of the following events:

(i)	Conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii)	Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

(iii)	Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

(iv)	Breach of duty of loyalty to the Company of a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or
(v)     Violation of the Company's code of conduct

2.Section 6 of the Plan is hereby restated to read as set forth below:

Shares Available for Awards. Subject to Section 11 below, the maximum number of Shares that may be awarded under this Plan is 750,000, provided that no more than 200,000 of such Shares will be subject to awards of Restricted Stock or Stock Units. Shares covered by Options that terminate or are canceled prior to exercise and Shares of Restricted Stock or Shares covered by Stock Units returned to Cavco Industries will again be available for grants of Options, Restricted Stock Awards, and Stock Unit Awards. Also, if the Option price or any applicable tax withholding obligation payable upon exercise of an Option is satisfied by the tender or withholding of Shares, the number of Shares so tendered or withheld will be eligible for grants of Options, Restricted Stock Awards, and Stock Unit Awards under this Plan. The Administrator may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of Cavco Industries shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Awards.
3.Section 7(b)(ii) of the Plan is hereby restated to read as set forth below:

Payment of Option/Exercise Price. The exercise price of an Option may be paid in cash, by check or wire transfer or by delivery or withholding of Shares, including actual or deemed multiple exchanges of Shares. The exercise price shall be paid at the time of delivery of Shares.
4.Section 7(c)(i)(B) of the Plan is hereby restated to read as set forth below:

A Participant’s Restricted Stock Award shall be fully vested, irrespective of the limitations set forth in subparagraph (A) above, in the event of (i) a Change in Control, as provided for in Section 8 below, provided that the Participant was terminated without Cause in connection with a Change in Control or (ii) Retirement of the Participant.
5.Section 8 of the Plan is hereby restated to read as set forth below:

Change in Control. Notwithstanding the provisions of Section 7 hereof, unless otherwise expressly provided in the applicable Award Agreement, or as otherwise specified in the terms of an Award, if the Participant’s employment with the Company or one of its Affiliates is involuntarily terminated without Cause in connection with a Change in Control, each Award granted under this Plan to the Participant shall become immediately vested and fully exercisable, with performance-based awards vested at target level (regardless of the otherwise applicable vesting or exercise schedules or performance goals provided for under the Award Agreement or the terms of the Award); provided however, that this Section 8 shall not apply with respect to Awards that have expired or been terminated, canceled or forfeited. An involuntary termination of the Participant’s employment may be treated as being in connection with a Change in Control only if such termination occurs during the period beginning six months prior to the Change in Control and ending twelve months following the Change in Control.
6.This Amendment shall amend only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.

7.The Board originally intended that awards of Options pursuant to the Plan would qualify for the “performance-based compensation” exception to Section 162(m) of the Internal Revenue Code and the Company has operated the Plan consistent with that intent from the Plan’s effective date. Accordingly, this clarifying Amendment is effective as of the effective date set forth in the Plan.